EXHIBIT 10.1

UNIT PURCHASE AGREEMENT
THIS UNIT PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 7, 2016, by and between A.M. Castle & Co., a Maryland corporation (“Seller”), and Duferco Steel, Inc., a Delaware corporation (“Buyer”).
WHEREAS, Seller and Buyer are parties to that certain Operating Agreement, effective as of March 1, 2012 (the “Operating Agreement”), of Depot Metal, LLC, a Delaware limited liability company (the “Company”);
WHEREAS, Seller owns, beneficially and of record, 500 Units (as defined in the Operating Agreement) of the Company (the “Units”); and
WHEREAS, upon the terms and subject to the conditions of this Agreement, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Units.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Purchase and Sale.

(a)    Upon the terms, and subject to the conditions of this agreement, on the Closing Date, Seller shall sell, assign and transfer to Buyer (or Buyer’s nominee), and Buyer (or Buyer’s nominee) shall purchase and accept from Seller, all right, title and interest of Seller in and to the Units free and clear of all Liens.
(b)    The parties agree that, effective as of the Closing, any and all existing Company equityholder or joint venture agreements between Buyer and Seller shall be terminated and of no further force and effect, including, without limitation, the Operating Agreement and the Joint Venture Agreement, dated May 1, 1995 (as amended, the “Joint Venture Agreement”), by and between Seller and Buyer; provided (i) Sections 7.01 and 7.04 of the Operating Agreement shall continue to apply to Seller with respect to the activities of the Company prior to Closing and (ii) Buyer shall cause the Company to provide to Seller such financial information about the Company as may be reasonably requested by Seller or its accountants in order to allow Seller to prepare its financial statements and tax returns relating to the fiscal year ended December 31, 2016.
2.Purchase Price and Payment. At the Closing, Buyer shall (or shall cause its nominee to) pay to Seller an amount in cash (the “Purchase Price”) equal to Thirty-One Million Five Hundred Fifty Thousand Dollars ($31,550,000). The Purchase Price shall be made by Buyer (or on its behalf) to Seller in cash by wire transfer of immediately available funds to the account specified on Schedule A attached hereto (or such other account as may be specified by Seller not less than two Business Days prior to Closing).

3.Seller Representations and Warranties. Seller represents and warrants to Buyer that the following statements contained in this Section 3 are true, correct and complete as of the date hereof and as of the Closing:

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(a)Due Authorization and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power, legal right and authority to execute and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated hereby and thereby.

(b)Binding Agreement. The execution and delivery of this Agreement and the Ancillary Agreements by Seller, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Seller. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Seller and (assuming due, authorization, execution and delivery by Buyer) this Agreement constitutes, and when executed and delivered, the Ancillary Agreements to be executed and delivered by Seller pursuant hereto will constitute, valid and legally binding agreements of Seller, enforceable in accordance with their respective terms.

(c)Title. Seller owns legal and valid title to the Units, free and clear of any and all Liens, except for those contained in the Operating Agreement. Other than the Units, Seller does not own any other equity interests in the Company. Other than the Operating Agreement, Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any equity interests of the Company. Other than the Operating Agreement, there are no agreements, arrangements, commitments or undertakings between Seller and any Person or entity restricting or otherwise relating to voting, redemption or dividend rights or the sale, purchase or other disposition of the equity interests of the Company. Subject to Buyer’s consent to the transactions contemplated hereunder, Seller has the power and authority to sell, transfer, assign and deliver the Units as provided in this Agreement and, upon the consummation of the transactions contemplated by this Agreement, Buyer shall have good and valid title to the Units, free and clear of any and all Liens.

(d)No Violation. Neither the execution and delivery by Seller of this Agreement or the Ancillary Agreements nor the consummation by Seller of the transactions contemplated hereby and thereby (i) will violate, conflict with or result in the breach of any provision of the certificate of incorporation or by‑laws (or similar organizational documents) of Seller, (ii) will violate any Law applicable to Seller, (iii) will require any authorization, consent or approval by, or filing with or notice to, any Governmental Entity or any other Person or (iv) will conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on any of the Units pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Seller is a party, except, in the case of this clause (iv), to the extent that such conflicts, breaches, defaults or other matters would not adversely affect the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.
(e)No Litigation. As of the date hereof, there is no Action by or against Seller pending before any Governmental Entity that would affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

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(f)Solvency. Seller is not, and upon the consummation of the transactions contemplated hereby, Seller will not become Insolvent. There is no Action pending or, to Seller’s knowledge, threatened by Seller or any third party to declare Seller bankrupt (whether voluntarily or involuntarily). To Seller’s knowledge after due inquiry, the transactions contemplated hereby are not subject to being recovered, overturned or unwound as a voidable preference or fraudulent conveyance on the part of Seller.

(g)No Brokers. Seller has not used the services of any broker or finder in connection with the transactions contemplated by this Agreement.

4.Buyer Representations and Warranties. Buyer represents and warrants to Seller that the following statements contained in this Section 4 are true, correct and complete as of the date hereof and as of the Closing:

(a)Due Authorization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite power, legal right and authority to execute and deliver this Agreement and Ancillary Agreements, to perform its obligations hereunder and thereunder and to carry out the transactions contemplated hereby and thereby.

(b)Binding Agreement. The execution and delivery of this Agreement and the Ancillary Agreements by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been, and upon their execution the Ancillary Agreements will be, duly executed and delivered by Buyer and (assuming due, authorization, execution and delivery by Seller) this Agreement constitutes, and when executed and delivered, the Ancillary Agreements to be executed and delivered by Buyer pursuant hereto will constitute, valid and legally binding agreements of Buyer, enforceable in accordance with their respective terms.

(c)No Violation. Neither the execution and delivery by Buyer of this Agreement or the Ancillary Agreements nor the consummation by Buyer of the transactions contemplated hereby and thereby (i) will violate, conflict with or result in the breach of any provision of the certificate of incorporation or by‑laws (or similar organizational documents) of Buyer, (ii) will violate any Law applicable to Buyer, (iii) will require any authorization, consent or approval by, or filing with or notice to, any Governmental Entity or any other Person or (iv) will conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on any of the units of the Company held by Buyer pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which Buyer is a party, except, in the case of this clause (iv), to the extent that such conflicts, breaches, defaults or other matters would not adversely affect the ability of Buyer to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

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(d)No Litigation. As of the date hereof, there is no Action by or against Buyer pending before any Governmental Entity that would affect the legality, validity or enforceability of this Agreement, any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby.

(e)Solvency. Buyer is not, and upon the consummation of the transactions contemplated hereby, Buyer will not become Insolvent. There is no Action pending or, to Buyer’s knowledge, threatened by Buyer or any third party to declare Buyer bankrupt (whether voluntarily or involuntarily). To Buyer’s knowledge after due inquiry, the transactions contemplated hereby are not subject to being recovered, overturned or unwound as a voidable preference or fraudulent conveyance on the part of Buyer.

(f)No Brokers. Buyer has not used the services of any broker or finder in connection with the transactions contemplated by this Agreement.

5.The Closing.

(a)Closing Date. The closing with respect to the transactions contemplated hereby (the “Closing”) shall take place remotely by conference call and electronic (i.e., email/PDF) or facsimile delivery and exchange of documents and signatures, or through such other means as mutually agreed by the parties in writing, on or before August 22, 2016 or such other date as may be mutually agreed to by the parties (the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

(b)Effective Time. The Closing shall be deemed effective as of 12:01 a.m., Chicago time, on the Closing Date.

(c)Items to be Delivered at Closing. At the Closing, the parties shall take the following actions and make the following deliveries:

(i)Instruments of Conveyance. Seller shall deliver to Buyer (or a nominee designated by Buyer) duly executed unit powers representing the assignment, transfer and conveyance of the Units in form and substance reasonably satisfactory to Buyer and its counsel.

(ii)Resignations. Seller shall deliver to Buyer resignations, in the form of Exhibit A, of all directors and officers of the Company and its subsidiaries which have been designated by Seller, effective upon the Closing.

(iii)FIRPTA. Seller shall deliver to Buyer a customary certificate pursuant to Section 1445 of the Internal Revenue Code certifying that Seller is not a foreign person.

(iv)Seller Resolutions. Seller shall deliver to Buyer a true and complete copy, certified by the Secretary or an Assistant Secretary of Seller, of the resolutions duly and validly adopted by the Board of Directors of Seller evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

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(v)Buyer Resolutions. Buyer shall deliver to Seller a true and complete copy, certified by the Secretary or an Assistant Secretary of Buyer, of the resolutions duly and validly adopted by the Board of Directors of Buyer evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(vi)Payment of Purchase Price. Buyer shall deliver the Purchase Price to Seller as contemplated by Section 2.

6.Covenants.

(a)Cooperation by Seller. Prior to the Closing, Seller shall use commercially reasonable efforts to obtain all material consents, authorizations and approvals, and timely submit any notices or filings, required under any applicable Laws, Governmental Orders or contracts from or to any Governmental Entity or other Person in connection with the sale of the Units by Seller to Buyer, in each case, if any. Seller shall not under any circumstances be required to make any payments required or sought by any third party for any such consent or otherwise in connection with its obligations under this Section 6(a) or Section 1.

(b)Cooperation by Buyer. Prior to the Closing, Buyer shall use commercially reasonable efforts to obtain all approvals, and timely submit any notices or filings, required under any applicable Laws or Governmental Orders in connection with the purchase of the Units by Buyer from Seller, in each case, if any. Buyer acknowledges and agrees that certain consents, authorizations and approvals to the transactions contemplated by this Agreement may be required from parties to contracts to which the Company is a party and such consents, authorizations and approvals have not been obtained. Prior to the Closing, Buyer shall assist Seller in obtaining such consents, authorizations and approvals on behalf of the Company; provided that the failure of the Company to obtain any such consent, authorization or approval shall not delay or prevent the Closing (including by application of Section 8(a)). For the avoidance of doubt, other than consents, authorizations or approvals that relate solely to Seller, Buyer agrees that (i) neither Seller nor any of its respective Affiliates or representatives shall have any liability whatsoever to Buyer or any of its respective Affiliates arising out of or relating to the failure to obtain any consents, authorizations or approvals required from parties to contracts to which the Company is a party in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof and (ii) no representation, warranty or covenant of Seller contained herein shall be breached or deemed breached as a result of the failure to obtain any consent, authorization or approval required from parties to contracts to which the Company is a party or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent, authorization or approval or any such default, acceleration or termination.

(c)Further Assurances Covenant. From time to time after the Closing Date, upon request of the other party and without further consideration, each party shall execute and deliver to the requesting party such documents and take such reasonable action

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as the requesting party reasonably requests to consummate more effectively the intent and purposes of the parties under this Agreement and the transactions contemplated hereby.

(d)Tax Returns. The parties agree that the transactions contemplated by this Agreement shall be deemed to be effective as set forth in Section 5(b) and agree that the transactions contemplated by this Agreement shall be treated for all purposes, including for any federal, state or local tax purposes, as occurring at the date and time specified therein. Buyer and Seller agree that the items of income, gain, loss, deduction and credit of the Company shall be allocated to the period before the Closing and the period after the Closing based on a “closing of the books” method as of the Closing Date. Seller shall deliver to Buyer a copy of the statement required under Treasury Regulations § 1.751-1(a)(3) setting forth in reasonable detail a calculation of the amount of any gain or loss attributable to Code § 751 property, and the amount of any gain or loss attributable to capital gain or loss on the sale of the partnership interest in the Company.  Buyer and Seller agree to file all federal income tax returns consistent with such statement and to make no elections or take any actions inconsistent with such statement, unless otherwise required by Law.  Buyer and Seller shall each pay one half of any all sales, use, transfer, real property transfer, recording, stock transfer, value-added and other similar Taxes and fees imposed on the transactions contemplated by this agreement. For all taxable periods (or portions thereof) ending on or before the Closing Date, Buyer and Seller agree that the provisions of Section 9.02 of the Operating Agreement shall continue to apply as if Seller had remained a Member of the Company, except that Buyer, and not Seller, shall be considered the “Tax Matters Partner,” and Buyer and the Company shall take all actions necessary (including signing a power of attorney) to enable Buyer to act as “Tax Matters Partner” under section 9.02 of the Operating Agreement.

(e)Confidentiality. Seller agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to: (i) treat and hold as confidential (and not disclose or provide access to any Person to) all information relating to trade secrets, processes, patent applications, product development, price, customer and supplier lists, pricing and marketing plans, policies and strategies, details of client and consultant contracts, operations methods, product development techniques, business acquisition plans, new personnel acquisition plans and all other confidential or proprietary information with respect to the Company and each of its subsidiaries, (ii) in the event that Seller or any such agent, representative, Affiliate, employee, officer or director becomes legally compelled to disclose any such information, provide the Buyer with prompt written notice of such requirement so that Buyer, the Company or any of its subsidiaries, at their expense, may seek a protective order or other remedy or waive compliance with this Section 6© and (iii) in the event that such protective order or other remedy is not obtained, furnish only that portion of such confidential information which is legally required to be provided and exercise its best efforts to obtain assurances that confidential treatment will be accorded such information; provided, however, that this sentence shall not apply to any information which (i) is or becomes generally available to the public other than as a result of a disclosure by Seller or its Representatives in violation of this Agreement or other obligation of confidentiality or (ii) becomes available to Seller on a nonconfidential basis from a Person (other than the Company, any of its subsidiaries or Buyer) who, to Seller’s knowledge, is not prohibited from disclosing such information to Seller by a legal, contractual or fiduciary obligation to the Company, any of its subsidiaries or Buyer. Seller shall deliver to Buyer or destroy (with a certificate of such destruction delivered to Buyer) all confidential information (including all copies or reproductions thereof in whatever form or medium,

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including electronic copies) relating to the Company or any of its subsidiaries, except that one copy of all such information may be kept in Seller’s legal department or by Seller’s legal counsel for compliance purposes and copies maintained in accordance with Seller’s record retention policy. Seller agrees and acknowledges that each such copy shall remain subject to the obligations of this Section 6©. Seller agrees and acknowledges that remedies at law for any breach of its obligations under this Section 6© are inadequate and that in addition thereto Buyer shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach.

(f)No Solicit of Customers.

(i)Subject to clauses (ii) and (iii) of this Section 6(f), Seller agrees that, for a period of three years following the Closing, Seller will not in any way, directly or indirectly through any of its now existing subsidiaries, call upon or solicit, solely with respect to the Business, or otherwise do, or attempt to do, business (solely with respect to the Business) with, any customers of the Company or any of its subsidiaries listed on Schedule B hereto (collectively, the “Customer Restrictive Covenants”), provided, however, that for purposes of this Section 6(f) “Business” shall mean solely the business of the Company as conducted as of the date hereof.

(ii)Notwithstanding anything in this Agreement to the contrary, (A) Seller and its subsidiaries, directly or indirectly, may acquire (and subsequently own, operate and otherwise engage in), without violation or breach of this Agreement or any provision herein, any business, a portion of which is engaged in the Business; provided that the portion which engages in the Business constitutes no more than thirty-five percent (35%) of the gross revenues and gross profits of the overall business acquired; and (B) the Customer Restrictive Covenants shall not apply to (I) any business operated by Seller or any of its subsidiaries as of the date hereof (including any business operated within the prior twelve (12) month period) or any reasonable extensions or expansions of any such business following the date hereof, which shall include, without limitation, any customers of Seller or any of its subsidiaries with respect to such business (even if such customers are set forth on Schedule B) or (II) any acquirer of Seller or any of its subsidiaries.

(iii)For avoidance of doubt, the parties hereto acknowledge and agree that the Customer Restrictive Covenants shall terminate immediately and cease to apply to or bind Seller or any subsidiary of Seller (or business or division of Seller or any subsidiary of Seller) upon the consummation of the acquisition of Seller or any such subsidiary (or business or division of Seller or any subsidiary of Seller) (or all or substantially all of its assets) by a third party that is not an Affiliate of Seller. In addition, the Customer Restrictive Covenants shall terminate immediately in the event of a change in control (as defined in the United States Securities Exchange Act of 1934 and the rules and regulations thereunder) of Seller or any direct or indirect owner of a majority of the equity interests of Seller.

(g)No Solicit of Employees. In addition, Seller agrees that, for a period of three years following the Closing, Seller will not in any way, directly or indirectly, solicit or attempt to solicit any officers or employees of the Company or any of its subsidiaries, or induce or attempt to induce any of them to leave the employ of the Company or any of its Subsidiaries or violate the terms of their contracts, or any employment arrangements, with the Company or any of its subsidiaries; provided, however, that the foregoing will not prohibit a general solicitation to the public of general advertising; provided, further, that Seller agrees that for a period of three years following the Closing, neither Seller nor any of its subsidiaries

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shall hire any officers or employees of the Company or any of its subsidiaries who are salesmen, senior management or directors of the Company or any of its subsidiaries.

(h)In the event that this Agreement is terminated due to the failure of Buyer to obtain the approval described in Section 8(a)(iii) on or prior to August 22, 2016, Buyer and Seller agree to commence a mutually agreed upon sales process as promptly as practicable after such termination, which process shall include the prompt engagement of a mutually-agreed upon, nationally-recognized investment banker for the purpose of commencing an auction process, and agree to work in good faith to market the Company to a third party for purposes of consummating a sale of the Company, whether by sale of all or substantially all of the assets, sale of equity interests, merger or other business combination, in each case on terms and conditions as shall be mutually agreed to by Buyer and Seller.

7.Release and Waiver.

(a)Effective as of the Closing without any further action by either party hereto, Seller hereby releases and forever discharges the Company, Buyer and each of their respective Affiliates and past and present officers and directors (collectively, the “Buyer Releasees”) from any and all claims, demands, actions, arbitrations, audits, hearings, investigations, litigations, suits (whether civil, criminal, administrative, investigative or informal), causes of action, orders, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, contingent or otherwise, both at law and in equity, of any kind, character or nature whatsoever (“Claims”) which Seller now has or has ever had against the Buyer Releasees with respect to the Units; provided, however, that the foregoing release and discharge shall not (i) relieve Buyer of its obligations or liabilities to Seller pursuant to this Agreement, (ii) be deemed to constitute a waiver of the availability of insurance to cover Claims, (iii) relieve the Company, or any of its subsidiaries or related companies, of their obligations under their organizational or other documents, including, without limitation, the Operating Agreement, and specifically with respect to indemnification of any Members, Managers, employees or agents of the Company and its subsidiaries, (iv) relieve Buyer for any Claims of actual fraud by Buyer or any of its Representatives. Seller understands and agrees that, except as specified in clauses (i), (ii), (iii) or (iv) above, it is expressly waiving all Claims against the Buyer Releasees covered by this release and discharge, including, without limitation, those Claims that it may not know of or suspect to exist, which if known, may have materially affected the decision to provide this release and discharge.

(b)Effective as of the Closing without any further action by either party hereto, Buyer, for itself and on behalf of each of its respective Affiliates (including the Company and its subsidiaries) and each of their respective past and present employees, officers, managers and directors, hereby releases and forever discharges Seller and each of its Affiliates and past and present officers and directors (collectively, the “Seller Releasees”) from any and all Claims which Buyer and each of its Affiliates (including the Company and its subsidiaries) and each of their respective past and present officers, employees, managers and directors now has or has ever had against the Seller Releasees; provided, however, that the foregoing release and discharge shall not (i) relieve Seller of its obligations or liabilities to Buyer pursuant to this Agreement, (ii) be deemed to constitute a waiver of the availability of insurance to cover Claims or (iii) relieve Seller for any Claims of actual fraud by Seller or any of its Representatives. Buyer understands and agrees that, except as specified in (i),

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(ii) or (iii) above, it is expressly waiving all Claims against the Seller Releases covered by this release and discharge, including, without limitation, those Claims that he may not know of or suspect to exist, which if known, may have materially affected the decision to provide this release and discharge.

8.Closing Conditions.

(a)The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of all of the following conditions, any or all of which may be waived, in whole or in part, by Buyer to the extent permitted by applicable law:

(i)Representations, Warranties and Covenants of Seller. Seller shall have complied in all material respects with its agreements and covenants contained herein to be complied with on or prior to the Closing Date, and all the representations and warranties of Seller contained in Section 3 shall be true in all respects on and as of the Closing Date. Buyer shall have received a certificate executed by Seller, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 8(a).

(ii)No Prohibitions. No Law or Governmental Order shall be in effect which prohibits Buyer from consummating the transactions contemplated by this Agreement.

(iii)Corporate Formality. The board of directors of Duferco International Trading Holding S.A., the parent company of Buyer, shall have taken the necessary corporate action to formally approve the transactions contemplated by this Agreement.

(iv)Closing Deliveries. Seller shall have delivered, or cause to be delivered, to Buyer the documents identified in Section 5©(i), (ii), (iii) and (iv).

(b)The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of all of the following conditions, any or all of which may be waived, in whole or in part, by Seller to the extent permitted by applicable law:

(i)Representations, Warranties and Covenants of Buyer. Buyer shall have complied in all material respects with its agreements and covenants contained herein to be complied with on or prior to the Closing Date, and the representations and warranties of Buyer contained in Section 4 shall be true in all respects on and as of the Closing Date. Seller shall have received a certificate executed by Buyer, dated as of the Closing Date, certifying as to the fulfillment of the conditions set forth in this Section 8(b).

(ii)No Prohibitions. No Law or Governmental Order shall be in effect which prohibits Seller from consummating the transactions contemplated by this Agreement.

(iii)Corporate Formality. The board of directors of Seller shall have taken the necessary corporate action to formally approve the transactions contemplated by this Agreement.

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(iv)Closing Deliveries. Buyer shall have delivered, or cause to be delivered, to Seller the items identified in Section 5©(v) and (vi).

9.Termination.
(a)This Agreement may be terminated only as follows:

(i)by the mutual written consent of Seller and Buyer at any time prior to the Closing;

(ii)Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any material representation and warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of any condition in Section 8 to the obligations of Buyer at the Closing, Buyer has notified Seller of the breach and the breach has continued without cure for a period of ten (10) days after the notice of such breach or (ii) if the Closing shall not have occurred on or before August 22, 2016 by reason of the failure to satisfy any condition precedent under Section 8 (unless the failure results primarily from Buyer breaching any representation and warranty, covenant or agreement contained in this Agreement); and

(iii)Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation and warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of any condition in Section 8 to the obligations of Seller at the Closing, Seller has notified Buyer of the breach and the breach has continued without cure for a period of ten (10) days after the notice of such breach or (ii) if the Closing shall not have occurred on or before August 22, 2016 by reason of the failure to satisfy any condition precedent under Section 8 (unless the failure results primarily from Seller breaching any representation and warranty, covenant or agreement contained in this Agreement).

(b)The termination of this Agreement pursuant to this Section 9 shall terminate all rights and obligations of the parties hereunder and no party shall have any liability to the other party hereunder, except that Sections 6(h) and 11 and this Section 9(b) shall survive such termination, and provided that nothing herein shall relieve any party from liability for any breach of any covenant or agreement in this Agreement prior to such termination in any manner that shall have proximately contributed to the occurrence of the failure of the Closing to occur.

10.Definitions. For purposes of this Agreement, the term:

“Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity.
“Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with that Person and any officer, director or controlling person of that Person.
“Agreement” shall have the meaning set forth in the preamble of this Agreement.

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“Ancillary Agreements” means the instrument of transfer specified in Section 5©(i) and the FIRPTA certificate specified in Section 5©(iii).
“Business” shall have the meaning set forth in Section 6(f).
“Business Day” shall mean any day other than a Saturday, Sunday, or other day on which banking institutions in the State of Illinois are authorized by Law to close and any day on which banks in Lugano, Switzerland are open for the transaction of normal banking business.
“Buyer” shall have the meaning set forth in the preamble of this Agreement.
“Buyer Releasees” shall have the meaning set forth in Section 7(a).
“Claims” shall have the meaning set forth in Section 7(a).
“Closing” shall have the meaning set forth in Section 5(a).
“Closing Date” shall have the meaning set forth in Section 5(a).
“Company” shall have the meaning set forth in the recitals to this Agreement.
“Governmental Entity” shall mean any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, regulatory or administrative authority, or other similarly recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority, including any stock exchange authority.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, ruling, charge or award entered by or with any Governmental Entity.
“Insolvent” means a Person can no longer meet its financial obligations with its lenders or creditors as its debts become due.
“Joint Venture Agreement” shall have the meaning set forth in Section 1(b).
“Law” shall mean any federal, state, local, foreign or other statute, law, ordinance, rule, regulation, code, plan or Governmental Order.
“Lien” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge (whether fixed or floating), lease, license, encumbrance, servient easement, assignment, adverse claim, reversion, reverter, preferential arrangement, third party interest (including title transfer and/or retention arrangements having similar effect), option, warrant, purchase right, contract, commitment, equity, claim, demand, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Operating Agreement” shall have the meaning set forth in the recitals to this Agreement.
“Person” shall mean any individual, corporation, partnership, association or any other entity or organization.

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“Purchase Price” shall have the meaning set forth in Section 2.
“Representatives” of a Person means such Person’s Affiliates and its and their directors, officers, employees, agents or advisors.
“Seller” shall have the meaning set forth in the preamble of this Agreement.
“Seller Releasees” shall have the meaning set forth in Section 7(b).
“Units” shall have the meaning set forth in the recitals to this Agreement.
11.Miscellaneous.

(a)Survival. The representations and warranties of the parties contained in this Agreement shall survive the Closing indefinitely. All covenants and agreements contained herein shall remain in full force and effect for a period of 12 months following the Closing, except for those covenants and agreements that by their terms are to be performed in whole or in part after the Closing, which shall remain in full force and effect for a period of 12 months following the date by which such covenant or agreement is required to be performed.

(b)Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

(c)Announcements. Neither party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable stock exchange regulation (which shall include the filing of an 8-K or press release), and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.

(d)Notices. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery if personally delivered, on the date of transmission if sent by facsimile, one day after being deposited with a recognized overnight courier, or three days after being mailed first class, postage prepaid, in each case to the parties at the addresses listed below:

(i)If to Seller:
A.M. Castle & Co.
1420 Kensington Road, Suite 220
Oakbrook, Illinois 60523
Telephone:    (847) 349-2501
Facsimile:    (847) 241-8189
Attention:     Steven Scheinkman

EXHIBIT 10.1

with a copy to (which copy shall not constitute notice hereunder):
A.M. Castle & Co.
1420 Kensington Road, Suite 220
Oakbrook, Illinois 60523
Telephone:    (847) 349-2516
Facsimile:    (630) 995-9458
Attention:     General Counsel
and
Winston & Strawn LLP
35 W. Wacker Drive
Chicago, Illinois 60601
Telephone:    (312) 558-5243
Facsimile:    (312) 558-5700
Attention:     Timothy D. Kincaid
(ii)If to Buyer:

Duferco Steel, Inc.
100 Matawan Rd., Suite 400
Matawan, New Jersey 07747
Telephone:    (732) 242-1521
Facsimile:    (732) 242-1021
Attention:     John O’ Brien, EVP Finance CFO
with a copy to (which copy shall not constitute notice hereunder):

DUFERCO SA
Via Bagutti 9
6900 Lugano
Switzerland
Telephone: +41 91 822 5728 (Direct)
Facsimile: +41 91 822 57 00
Attention: Graham Donnell

and

Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Telephone:    (212) 801-9219
Facsimile:    (212) 801-6400
Attention:     Kenneth A. Gerasimovich
(e)Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so

EXHIBIT 10.1

long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

(f)Counterparts. This Agreement may be executed in counterparts (including by means of electronic or facsimile transmissions), each of which shall be deemed an original, but both of which, together, shall constitute one and the same instrument.

(g)Governing Law; Submission to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to any choice of law principles, including all matters of construction, validity and performance, and shall be binding upon the successors and assigns of the parties hereto. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the New Castle County, Delaware; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any Delaware state court sitting in New Castle County, Delaware. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in New Castle County, Delaware, for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

(h)Waiver of Jury Trial. EACH OF the parties hereto hereby waiveS to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. EACH OF the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 11(H).

(i)Headings. Headings are for convenience only and shall not affect the interpretation of this Agreement.

(j)Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement sets forth the entire understanding of the parties, and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the specific subject matter hereof.

EXHIBIT 10.1

(k)No Waiver; Amendments in Writing. No waiver of or consent to any departure from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof, provided that notice of any such waiver shall be given to each party hereto. Except as otherwise provided herein, no amendment, modification or termination of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the parties hereto.

(l)Binding Effect; Assignment. All of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against Seller and Buyer and their respective successors and authorized assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement except as expressly indicated herein. Neither Seller nor Buyer shall assign any of its respective rights or obligations under this Agreement to any other Person without the prior written consent of the other party and any attempted assignment without such consent shall be void; provided that Buyer may assign the right to purchase the Units to a nominee, but no such assignment shall relieve Buyer from its obligations under this Agreement.

[signature page follows]

EXHIBIT 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Unit Purchase Agreement to be duly executed as of the date first written above.

A.M. CASTLE & CO.

By:	/s/ Marec Edgar
Name:	Marec Edgar
Title:	Executive Vice President, General Counsel, Secretary and Chief Administrative Officer

DUFERCO STEEL, INC.

By:	/s/ John O’Brien
Name:	John O'Brien
Title:	EV Finance CFO